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SEMTECH CORPORATION ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Newbury Park, California.- February 2, 2000 - Semtech Corporation (NASDAQ:SMTC) today announced that it intends, subject to market and other conditions, to raise approximately $250 million (excluding proceeds of the over-allotment option, if any) through a private offering of convertible subordinated notes.

The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital, expansion of sales, marketing and customer service capabilities, and product development. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products; however, it currently has no commitments or agreements with respect to any acquisition or investment.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.